Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares International High Yield Bond ETF (ISHHYXU)
BlackRock Core Bond Trust - High Yield (BHK-HYLD)
BlackRock Multi-Sector Income Trust - High Yield (BIT-HYLD)
BlackRock Limited Duration Income Trust - High Yield (BLW-
HYLD)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
BlackRock Multi-Asset Income- European High Yield Portfolio
(BR-INC-EHY)
BlackRock Credit Strategies Income - European High Yield
(BR-MSBEUHY)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Debt Strategies Fund, Inc.( DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Brighthouse Funds Trust I - BlackRock High Yield Portfolio
(MIST-HY)
AST BlackRock Global Strategies Portfolio (US High Yield)
(PRU-AA-HY)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
02-28-2018

Security Type:
BND/CORP

Issuer
Equinix, Inc (2024)

Selling
Underwriter
HSBC Securities (USA) Inc

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Bank plc,HSBC Securities (USA)
Inc.,ING Bank N.V.,London Branch,Merrill
Lynch International,Citigroup Global
Markets Inc.  ,Goldman Sachs & Co.
LLC,J.P. Morgan Securities plc,MUFG
Securities EMEA plc,RBC Europe Limited,TD
Securities (USA) LLC,Wells Fargo
Securities International Limited,BNP
Paribas,Mizuho International plc,Morgan
Stanley & Co. International plc,PNC
Capital Markets LLC,Scotiabank Europe
plc,SMBC Nikko Capital Markets
Limited,U.S. Bancorp Investments,Inc.



Transaction Details

Date of Purchase
02-28-2018


Purchase
Price/Share
(per share / %
of par)
Euro 100 or
$122.12

Total
Commission,
Spread or
Profit
1.000%


1.	Aggregate Principal Amount Purchased
(a+b)
Euro 39,000,000 or
$47,626,800

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
Euro 7,567,000 or
$9,240,820.40

b. Other BlackRock Clients
Euro 31,433,000 or
$38,385,979.60

2.	Aggregate Principal Amount of
Offering
Euro 750,000,000 or
$915,900,00

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0520




Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by: Arushi Bhasin
Date: 03-06-2018
Global Syndicate Team Member




Approved by: Steven DeLaura
Date: 03-06-2018
Global Syndicate Team Member